Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-14 of the RMB Investors Trust and to the use of our report dated February 27, 2020 on the financial statements and financial highlights of the RMB Mendon Financial Long/Short Fund and RMB Mendon Financial Services Fund, each a series of RMB Investors Trust. Such financial statements and financial highlights appear in the 2019 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

May 22, 2020